EXHIBIT 99.6

CONSENT OF NOMINEE FOR DIRECTOR

     The undersigned hereby consents to being named in the Registration Statement on Form S-4, and all amendments thereto, filed by Blue River Bancshares, Inc. with the Securities and Exchange Commission, as a person who will become a director of Blue River Bancshares, Inc. effective upon completion of the merger as contemplated in the Registration Statement.

Date: December 15, 2004

/s/ Gordon R. Dunn
Gordon R. Dunn